Exhibit 4.1

THIS CONVERTIBLE PROMISSORY NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW, NEITHER THIS NOTE NOR SUCH SHARES OF COMMON STOCK NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE SOLD, ASSIGNED, MORTGAGED, PLEDGED, HYPOTHECATED, ENCUMBERED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE ACT AND APPLICABLE STATE SECURITIES LAWS, AND WITH THE TERMS AND CONDITIONS HEREOF.

PUREBASE CORPORATION

A CORPORATION ORGANIZED UNDER THE LAWS OF THE STATE OF NEVADA

8% UNSECURED CONVERTIBLE PROMISSORY NOTE

ISSUANCE DATE:	February 27, 2026

MATURITY DATE:	February 27, 2027

This Unsecured Convertible Promissory Note (the “Note”) is a duly authorized and issued convertible promissory note (the “Note”) of PUREBASE CORPORATION, a Nevada corporation (the “Company’). The Note has been issued in accordance with exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Line of Credit, dated as of even date herewith (the “Line of Credit Agreement”), between the Company and the Holder (as defined below). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Line of Credit Agreement.

Article I

Section 1.01. Principal. FOR VALUE RECEIVED, the Company hereby promises to pay to the order of CORETER LLC (“CoreTer”), a Nevada limited liability company (together with its permitted assigns, the “Holder”), in lawful money of the United States of America and in immediately available funds, the principal sum of the lesser of (a) One Million and 00/100 Dollars ($1,000,000), or (b) the aggregate unpaid principal amount of all loans made by the Holder in its sole discretion pursuant to the Line of Credit Agreement and this Note, on February 27, 2027 (the “Maturity Date”), together with all interest accrued thereon in accordance with the terms of this Note.

Section 1.02. Interest. Interest shall be payable on the unpaid principal amount of this Note at a rate equal to eight percent (8%) per annum (the “Interest Rate”). Commencing to accrue on the date hereof and payable on the Maturity Date or earlier prepayment date as provided herein. Interest will be computed on the basis of a 365-day year for the actual number of days elapsed.

Section 1.03. Payments. All payments made hereunder shall be credited, regardless of their designation by the Company, first to outstanding late charges, then to accrued and unpaid interest, and the remainder, if any, to principal. In no event shall the amount of interest payable under this Note exceed the maximum rate permitted by law and, notwithstanding any other provision of this Note, any interest payment that would, for any reason, be deemed unlawful shall be applied to the payment of principal. If any payment of principal or interest becomes due on a day other than a Business Day, such payment shall be made not later than the next succeeding Business Day, and such extension shall be included in computing interest in connection with such payment. All payment by the Company hereunder shall be made in lawful money of the United States of America, in immediately available funds. For purposes of this Note, the term “Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are permitted or required to be open for the conduct of commercial banking business in New York, New York.

Section 1.04. Prepayment. At its option, the Company may prepay the principal amount of this Note, in whole or in part, at any time without penalty or premium provided that on the date of prepayment the Company also pays all interest then accrued and unpaid on the principal amount of this Note.

Section 1.05. Requests for Loans. The Company may request that the Holder extend a loan under this Note by giving three (3) days’ advance written notice to the Holder of such request hereunder shall be delivered by email or facsimile transmission as provided in the Notices section of this Note and shall be irrevocable and binding on the Company.

Section 1.06. No Obligation to Extend Loan. Not withstanding any term in this in this Note to the contrary, the holder shall have no obligation to extend loans to the Company under this Note and the enumeration in this Note of specific obligations of the Company to the Holder and/or conditions to the availability of funds under this Note shall not be construed to qualify, define, or otherwise limit the Holder’s right, power, or ability, at any time, under applicable law, to decline to extend loans to the Company under this Note. The Company agrees that its breach or default under any of such obligations or conditions is not the only basis upon which the holder may decline to extend loans under this Note and that the Holder may decline to extend loans for any reason or no reason in its sole and absolute discretion.

Section 1.07. Conversion. On the Maturity Date, the Holder may, in its sole discretion, determine to convert (each, a “Conversion”) all or part of the outstanding principal amount of this Note, together with accrued and unpaid interest due thereon, into shares of common stock (“Common Stock”) of the Company, par value $0.001 per share (the “Conversion Shares”) at a conversion rate of the weighted average closing stock price of the twenty (20) trading days prior to the conversion of this note, as may be adjusted for any share splits, share dividends, reclassifications and other similar events which have occurred before such conversion (the “Conversion Price”). The Company shall not issue any fraction of a Conversion Share upon any such conversion. If the issuance would result in the issuance of a fraction of a Conversion Share, the Company shall round such fraction of a Conversion Share up to the nearest whole Conversion Share. The number of Conversion Shares issuable upon a Conversion shall be determined by the quotient obtained by dividing (i) the outstanding principal amount of this Note being converted plus accrued but unpaid interest thereon on the conversion date for the Conversion by (ii) the Conversion Price. The calculation by the Company of the number of Conversion Shares to be received by the Holder upon conversion hereof, shall be conclusive absent manifest error. To convert any portion of the unpaid principal of this Note into Conversion Shares on any date (an “Conversion Date”), the Holder shall (i) transmit by facsimile (or otherwise deliver), for receipt on or prior to 12:00 noon., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (the “ Conversion Notice”) to the Company and (ii) return this Note to the Company via a nationally recognized overnight delivery service (or provide an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the fifth trading day for the Company’s Common Stock following the date of receipt of an Conversion Notice, the Company shall cause the Company’s transfer agent to issue and deliver to the Holder at the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder, for the number of Conversion Shares to which the Holder shall be entitled. If the outstanding principal amount of this Note is greater than the principal portion being converted, then the Company shall as soon as practicable after receipt of this Note, at its own expense, issue and deliver to the Holder a new Note representing the outstanding principal amount not converted. Such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the principal amount remaining outstanding, (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the date of this Note, and (iv) shall have the same rights and conditions as this Note.

Section 1.08. Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.

Section 1.09. Reliance on Note Register. Prior to due presentment to the Company for permitted transfer or conversion of this Note, the Company and any agent of the Company may treat the name in which this Note is duly registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 1.10. Paying Agent and Registrar. Initially, the Company will act as paying agent and registrar. The Company may change any paying agent, registrar, or Company-registrar by giving the Holder not less than five (5) business days’ written notice of its election to do so, specifying the name, address, telephone number and facsimile number of the paying agent or registrar. The Company may act in any such capacity.

Section 1.11. Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Line of Credit Agreement and may be transferred or exchanged only in compliance with the Line of Credit Agreement and applicable federal and state securities laws and regulations.

Section 1.12. Security; Other Rights. The obligations of the Company to the Holder under this Note are unsecured. However, in addition to the rights and remedies given to it by this Note and the Line of Credit Agreement, the Holder shall have all those rights and remedies allowed by applicable law.

Section 1.13. Reservation of Common Stock. The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of conversion of this Note, that number of shares of Common Stock equal to the number of Conversion Shares into which the Note is convertible based upon the Conversion Price.

Article II.

Section 2.01. Events of Default. Each of the following events shall constitute a default under this Note (each an “Event of Default”):

(a)	failure by the Company to pay any principal amount or interest due hereunder within ten (10) business days of the date such payment is due;

(b)	the Company or any subsidiary of the Company shall: (i) make a general assignment for the benefit of its creditors; (ii) apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, liquidator or similar official for itself or any of its assets and properties; (iii) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code; (iv) file with or otherwise submit to any governmental authority any petition, answer or other document seeking: (A) reorganization, (B) an arrangement with creditors or (C) to take advantage of any other present or future applicable law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation; (v) file or otherwise submit any answer or other document admitting or failing to contest the material allegations of a petition or other document filed or otherwise submitted against it in any proceeding under any such applicable law, or (vi) be adjudicated a bankrupt or insolvent by a court of competent jurisdiction;

(c)	any case, proceeding or other action shall be commenced against the Company or any subsidiary of the Company for the purpose of effecting, or an order, judgment or decree shall be entered by any court of competent jurisdiction approving (in whole or in part) anything specified in Section 2.01(b) hereof, or any receiver, trustee, assignee, custodian, sequestrator, liquidator or other official shall be appointed with respect to the Company, or shall be appointed to take or shall otherwise acquire possession or control of all or a substantial part of the assets and properties of the Company, and any of the foregoing shall continue unstayed and in effect for any period of sixty (60) days;

(d)	any material breach by the Company of any of its representations or warranties contained in this Note or the Line of Credit Agreement, which is not cured after twenty (20) Business Days’ written notice from Holder; or

(e)	any default, whether in whole or in part, shall occur in the due observance or performance of any obligations or other covenants, terms or provisions to be performed by the Company under this Note which is not cured within ten (10) business days after receipt of written notice thereof.

Section 2.02. If any Event of Default specified in Section 2.01(b) or Section 2.01(c) occurs, then the full principal amount of this Note, together with any other amounts owing in respect thereof, to the date of the Event of Default, shall become immediately due and payable without any action on the part of the Holder, and if any other Event of Default occurs, the full principal amount of this Note, together with any other amounts owing in respect thereof, to the date of acceleration shall become, at the Holder’s election, immediately due and payable in cash. All Notes for which the full amount hereunder shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company.

Article III.

Section 3.01. Covenants. So long as this Note shall remain in effect and until any outstanding principal and interest and all fees and all other expenses or amounts payable under this Note have been paid in full, unless the Holder shall otherwise consent in writing (such consent not to be unreasonably withheld), the Company shall promptly advise the Holder in writing of the occurrence of any Event of Default of which the Company is aware.

Article IV.

Section 4.01. Representations of the Company. The Company hereby represents and warrants to the Holder that:

(a)	The Company has the requisite corporate power and authority to enter into and perform its obligations under this Note, (ii) the execution and delivery of this Note by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Company’s Board of Directors, and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) this Note has been duly executed and delivered by the Company, (iv) this Note constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

(b)	The execution, delivery and performance of this Note by the Company, and the consummation by the Company of the transactions contemplated hereby, will not (i) result in a violation of the Articles of Incorporation or Bylaws (or equivalent constitutive document) of the Company or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected, except for those which could not reasonably be expected to have a material adverse effect on the assets, business, condition (financial or otherwise), or results of operations of the Company.

(c)	There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company or any subsidiary, wherein an unfavorable decision, ruling or finding would materially adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Note.

Article V.

5.01. Registration Rights. Neither the Note, nor the Conversion Shares that may be acquired upon conversion of the Note, have been registered under the Securities Act, or any state securities laws, and the Company has no obligation to register the Note and Conversion Shares.

Article VI.

Section 6.01. Conversion Price Adjustments.

(a) General. The conversion price and the number of Conversion Shares issuable upon the conversion of this Note shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 6.01.

(i)	Subdivision or Combination of Stock. In case the Company shall at any time subdivide (whether by way of stock dividend, stock split or otherwise) its outstanding shares of Common Stock into a greater number of shares, the conversion price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Conversion Shares shall be proportionately increased, and conversely, in case the outstanding shares of Common Stock of the Company shall be combined (whether by way of stock combination, reverse stock split or otherwise) into a smaller number of shares, the conversion price in effect immediately prior to such combination shall be proportionately increased and the number of Conversion Shares shall be proportionately decreased. The conversion price and the number of Conversion Shares issuable upon conversion, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 6.01(a)(i).

(ii)	Dividends in Stock, Property, Reclassification. If at any time, or from time to time, the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the conversion of this Note) shall have received or become entitled to receive, without payment therefor:

(A) any shares of stock or other securities that are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, or

(B) additional stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement (other than shares of Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 6.01(a)(i) above), then and in each such case, the conversion price and the number of Conversion Shares to be issued upon conversion of this Note shall be adjusted proportionately, and the Holder hereof shall, upon the conversion of this Note, be entitled to receive, in addition to the number of Conversion Shares receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to above) that such Holder would hold on the date of such exercise had such Holder been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property. The conversion price and the Conversion Shares, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 6.01(a)(ii).

(iii)	Reorganization, Reclassification, Consolidation, Merger or Sale. If any recapitalization, reclassification or reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or other assets or property (an “Organic Change”), then lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the Conversion Shares of the Company immediately theretofore purchasable and receivable upon the conversion of this Note) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable by reason of the Conversion Shares and receivable assuming the full conversion of this Note. In the event of any Organic Change, appropriate provision shall be made by the Company with respect to the rights and interests of the Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustments of the conversion price and of the number of Conversion Shares purchasable and receivable upon the exercise of this Note) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. To the extent necessary to effect the foregoing provisions, the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument reasonably satisfactory in form and substance to the Holder executed and mailed or delivered to the registered Holder hereof at the last address of such Holder appearing on the books of the Company, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase. In any event, the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall be deemed to assume such obligation to deliver to such Holder such shares of stock, securities or assets even in the absence of a written instrument assuming such obligation to the extent such assumption occurs by operation of law.

Article VII.

Section 7.01. Notice. Notices regarding this Note shall be sent to the parties at the following addresses, unless a party notifies the other parties, in writing, of a change of address:

If to the Company:	Purebase Corporation 14100 Ridge Road Sutter Creek, CA 95685 Attention: Stephen Gillings, CFO Telephone: (949) 378-4526 Email: stephen.gillings@purebase.com

If to the Holder:	CoreTer LLC 14110 Ridge Road Sutter Creek, CA 95685 Attention: A. Scott Dockter, CEO Telephone: (530) 306-4479 Email: sdockter@coreter.com

Section 7.02 Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Sacramento County, California (the “California Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the California Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Note), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such California Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 7.03 Severability. The invalidity of any of the provisions of this Note shall not invalidate or otherwise affect any of the other provisions of this Note, which shall remain in full force and effect.

Section 7.04 Entire Agreement and Amendments. This Note together with the Line of Credit Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, warranties or commitments, except as set forth herein. This Note may be amended only by an instrument in writing executed by the Company and the Holder.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed and attested to by its duly authorized officers.

PUREBASE CORPORATION

By:	/s/ Stephen Gillings

Name:	Stephen Gillings

Title:	CFO

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert the Note)

TO: Purebase Corporation

The undersigned hereby irrevocably elects to convert the unpaid principal amount and accrued interest amount indicated below of the 8% Unsecured Convertible Promissory Note due February 25, 2027 (the “Note”) into Conversion Shares of Purebase Corporation, according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Applicable Conversion Price (per Conversion Shares):	$

Principal amount of Note to be converted:	$

Principal amount of Note remaining unconverted:	$

Interest amount to be converted	$

Number of Conversion Shares to be issued:

Issue the Conversion Shares in the following name and to the following address:

Issue to the following account of the Holder:

Authorized Signature:

Name:

Title:

Telephone Number:

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